Exhibit 99.1

ACTIVISION

Moderator: Kristin Southey

May 8, 2008

3:30 p.m. CT

Operator:  Good day everyone and welcome to this Activision Q4 and fiscal year end conference call.  Today’s call is being recorded.

At this time for opening remarks and introductions, I would like to turn it all over to the Vice President of investor relations, Kristin Southey.  Please, go ahead, ma’am.

Kristin Southey:  Good afternoon and thank you for joining us today for Activision’s Q4 and fiscal year-end 2008 conference call.

As always, I will start today’s call with a review of our Safe Harbor disclosure, followed by comments from Bobby Kotick, Chairman and CEO; Thomas Tippl, Chief Financial Officer; and Mike Griffith, President and CEO of Activision Publishing.

With regard to our Safe Harbor disclosure, I would like to remind everyone that statements will be made during this call that are not historical facts and are forward-looking statements.  These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties.  The company cautions that a number of important factors could cause Activision’s actual future results and other future circumstances to differ materially from those expressed in any such forward-looking statements.

Such factors include, without limitation, sales of the company’s titles during fiscal year 2009, shifts in consumer spending trends, the seasonal and cyclical nature of the interactive game market, the company’s ability to predict consumer preferences among competing hardware platforms (including next-generation hardware) declines in software pricing, product returns and price protection, product delays, retail acceptance of our products, adoption rate and availability of new hardware and related software, industry competition, rapid changes in technology and industry standards, protection of proprietary rights, maintenance of relationships with key personnel, customers, vendors and third-party developers, domestic and international economic, financial, and political conditions and policies, foreign exchange rates, the integration of recent acquisitions, and the identification of suitable future acquisition opportunities, the timing and successful completion of the combination of Vivendi Games with Activision, the combined company’s success in integrating the operations of Activision and Vivendi Games in a timely manner, or at all, and the combined company’s ability to realize the anticipated benefits and synergies of the transaction to the extent, or in the timeframe, anticipated.

Other such factors include the further implementation, acceptance and effectiveness of the remedial measures recommended or adopted by the special sub-committee of independent directors established in July ‘06 to review our historical stock option granting practices, by the Board and by Activision, the outcome of the SEC’s formal investigation, the finalization of the proposed settlement and the derivative litigation filed in July ‘06 against certain current and former directors and officers of Activision relating to Activision’s stock option granting practices, and the possibility that additional claims and proceedings will be commenced, including additional action by the SEC and/or other regulatory agencies, and other litigation unrelated to stock option granting practices.

These important factors and other factors that potentially could affect the company’s financial results are described in the company’s most recent annual report on Form 10-K, quarterly reports on 10-Q, the preliminary proxy statement that was recently filed in connection with the proposed transaction with Vivendi and the cautionary statements therein and the exhibits thereto.

The company may change its intentions, beliefs, or expectations at any time and without notice based upon any changes in such factors in the company’s assumptions or otherwise.

The company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

I would like to note that certain numbers we will be presenting today, including operating income, earnings per share, product creation costs, sales and marketing expense, and G&A spending, will be made excluding the impact of expenses related to equity based compensation and are not in accordance with GAAP.  Please refer to our earnings release, which is posted on our website at www.activision.com, for a full reconciliation.

Additionally, we are moving towards consummating the combination of the company with Vivendi Games, Vivendi’s interactive entertainment business.  For further information about this transaction and their business, we refer you to the preliminary proxy statement relating to the transaction the company filed with the SEC and the website, www.activisionblizzard.com.

And now, I would like to introduce Bobby Kotick, our Chairman and CEO.

Bobby Kotick:  Thank you, Kristin and good afternoon and thank you for joining us today.  Fiscal 2008 marks the 16th consecutive year we have grown our business.  This achievement would not have been possible without the creativity, hard work, and dedication of our employees and our commitment as a company to delivering long-term shareholder value creation.

Our performance reflects our focus on growing our global presence, expanding our operating margins, and creating shareholder value.  This focus has enabled us to generate 16 years of revenue growth, an industry-leading operating margin, and a cumulative average growth rate in our share price of 50 percent per year over the past five years and more than 30 percent per year over the past 10 years.

Over the last two decades, Activision has had many successful years; however, this fiscal year was a breakthrough year for the company.

We achieved record market performance both in the U.S. and Europe, delivered outstanding financial results, and initiated a groundbreaking and very complementary combination with Vivendi Games that will position us to become an even larger and more profitable company in the future.

Our strategies continue to be well aligned with market growth and market opportunity.  Our solid fiscal performance was driven by strong market conditions and the continued success of our balanced franchise portfolio.

For the fiscal year, our growth rate outpaced the U.S. and European video game software market by more than four times.  We had the top two best-selling titles worldwide, Call of Duty 4 and Guitar Hero III.  We were the number one U.S. console and handheld publisher in North America in dollars and we set an industry record for U.S. sell-through by a single publisher.

And internationally, we grew our market share and increased revenues by over 100 percent year over year.  Our market performance, combined with our focus on cost optimization, drove record financial results.  For the fiscal year, we generated $2.9 billion in revenues, almost two times the prior year.  Our increased scale provides us with significant cost leverage, which is reflected in our industry leading operating margin of 16.5 percent on a GAAP basis and 18.4 percent on a non-GAAP basis.  This is significantly ahead of where we started the fiscal year and above our peak cycle targets.

We ended the fiscal year with a rock solid balance sheet and financial position.  Our success this fiscal year is underscored by our impressive return on invested capital in excess of 50 percent and cash and investments today of $1.5 billion.

Strategically, we continue to build our business with a vision for the future.  Today, we own or control some of the most successful brands in entertainment and we will continue to focus our resources on proven properties with broad global appeal.

Our pending combination with Vivendi Games when completed will further strengthen our global leadership position, our powerful portfolio of proven properties, and long-term profitability.

Additionally, the combination will accelerate our entrance into the higher operating margin and fast-growing, massively multi-player online category, and will allow us to establish a meaningful presence in the growing Asian markets.

The combined company will have the potential to be one of the fastest growing, most profitable entertainment companies in the world.

The long-term investments we continue to make in intellectual property, product development resources, and our talented employees around the world, as well as our focus on margin expansion, continue to provide superior financial results and returns for all of our stakeholders.

Our consistent long-term performance demonstrates that our strategies continue to work and today, we are pleased to provide our financial outlook for fiscal ‘09, which we expect will be a year of growth and operating margin expansion, driven by positive market fundamentals and another year of great titles focused on our best-selling franchises.

The video game market fundamentals have never been stronger.  The U.S. and European software markets had significant growth in calendar ‘07 and there’s no evidence that this growth will slow.  In fact, a lot of this growth we believe is coming from consumers who are experiencing video games for the first time.

For the first calendar quarter of ‘08, the software market grew in excess of 32 percent, despite consumer spending concerns, further validating that the interactive entertainment business is one of the fastest growing entertainment media.

In fiscal ‘08, our two wholly-owned franchises, Guitar Hero and Call of Duty, both surpassed the $1 billion revenue mark in lifetime sales and we will continue to capitalize on their momentum with new releases in fiscal ‘09.

The Guitar Hero franchise continues to grow in global popularity and consumer awareness, making it one of the most successful entertainment properties in any medium.  Life to date, we have sold 19 million units of Guitar Hero versus only three million from our only competitor.  In fiscal ‘09, we expect that the Guitar Hero franchise will continue to expand as we’ll offer more SKUs, introduce new hardware innovations, including the first peripheral ever created for the Nintendo DS.  We’ll significantly increase our global hardware capacity and offer more downloadable content than ever before.

Call of Duty is now one of the best-selling franchises of all time and we see another strong year ahead for the brand.  Call of Duty 4 is still one of the top selling titles in the market and the game has had tremendous success with online gamers both on the console and the PC.

We recently released the first downloadable content for Call of Duty 4 on the 360 and PS3 and this launch was an overwhelming success, resulting in a new Microsoft record of more than one million paid downloads in the first nine days.

Today, video games are appealing to broader global audiences than at any time in history and console online gaming is driving the Internet to the television.  Online opportunities on both the PC and consoles have the potential to expand audiences, increase industry record operating margins, and provide more stable revenue streams through subscriptions, downloadable content, and fees generated for virtual property, and tournament and multi-player play.

This is an area which we expect will become a more strategic and profitable component of our business model in the future.

As a company, we remain committed to our institutional processes that have enabled us to deliver profitability and operational excellence and we continue to focus on the core strategies that have driven our leadership position.  We will continue to focus on expanding and strengthening our business through proven business models, growing our franchise portfolio organically and through financially disciplined mergers and acquisitions and business development activities, extending our network of quality developers and go-to-market capabilities in all territories where there’s an opportunity for us, and improving our operating efficiencies around the world.

Our record financial performance in fiscal ‘08 highlights the long-term financial opportunities that our industry has to offer and there are very few companies in any sector better positioned for the future than Activision.

With respect to the proposed merger with Vivendi Games, we are on track and we could not be more excited.  There’s no better combination of interactive entertainment assets and we are very much looking forward to completing the transaction.

Later in the call, Mike will share more details on fiscal ‘09.  Now, Thomas will provide a review of our operations for the last quarter and fiscal year and a brief update on the transaction.  Thomas.

Thomas Tippl:  Thank you, Bobby.  Today I will begin with a review of our fourth quarter and fiscal 2008 results.

For the March quarter, net revenues were a record $602 million, almost double the prior year and significantly higher than anticipated.  Revenue and earnings for Q4 were exceptional for a catalog only quarter, as we continue to see strong title performance, particularly for our own intellectual properties, Call of Duty and Guitar Hero.

Before I continue with our financial review, I would like to note that certain numbers I will be giving you, including operating income, earnings per share, product creation costs, sales and marketing expense, and G&A spending will be made excluding the impact of expenses related to equity-based compensation and are not in accordance with GAAP.  Please refer to our earnings release for a full reconciliation.

For the March quarter we had earnings per share of 14 cents and non-GAAP earnings per share of 17 cents.  This was significantly better than our outlook and an all-time record for a non-holiday quarter.

In the March quarter, manufacturing and distribution expense was 46 percent of net revenues versus 58 percent in the prior year due to improved mix of publishing versus distribution, as well as a larger percentage of higher priced titles.

Product creation costs for the quarter were 26 percent of revenues and non-GAAP product creation costs were 24 percent of revenues versus 25 percent last year.  We define product creation costs as the sum of cost of sales, software royalties and amortization, cost of sales intellectual property licenses, and product development expense.

Sales and marketing expense for the quarter was 11 percent of revenues versus 12 percent in the prior year, as we had no new product launches and robust catalog sales.

G&A as a percentage of net revenues was eight percent and non-GAAP G&A as a percent of revenues was seven percent versus 12 percent in the prior year.  The decrease is due mainly to higher revenues and continued cost discipline.

We generated higher investment income over the prior year, due in part to higher cash balances.  And our effective tax rate was 37 percent.

Now moving on to the year-end results — for the fiscal year, net revenues reached $2.9 billion, driven by the releases of Call of Duty 4, Guitar Hero III, Spider-Man 3, Transformers, Shrek the Third, and Tony Hawk’s Proving Ground.

For the year, earnings per share were $1.10 and non-GAAP earnings per share were $1.20, an increase of 293 percent and 264 percent respectively over the prior year, generating an all-time high return on invested capital.

Our record results were driven by a combination of strong product performance, better-than-expected market conditions, higher pricing, and leverage from increasing scale.

For the fiscal year, manufacturing and distribution expense was 43 percent of revenues versus 53 percent in the prior year due to a more favorable product mix and higher price realization.

Operating expenses for the fiscal year excluding manufacturing and distribution expense were 41 percent of revenues, and on a non-GAAP basis, operating expenses came in at 39 percent of revenues versus 41 percent in the prior year.

Our effective tax rate for the year was 35 percent versus 22 percent last year.  Our tax rate in the prior year was lower as a result of improved profitability leading to utilization of net operating loss carry-forward and in turn a reduction in valuation allowances related to R&D tax credits.

Now turning to the balance sheet, on March 31st we had $1.4 billion in cash and short-term investments, an increase of $494 million versus the prior year end, and up $261 million versus the prior quarter, due to our strong Q4 performance and the collection of holiday quarter receivables.

The accounts receivable balance was $203 million, up $65 million versus the prior year due to higher revenues and down $501 million from the December quarter due to collections.

Inventories were $147 million, a decrease of $7 million versus last quarter and higher than the prior year by $56 million, due to inventory from multiple Guitar Hero SKUs.

Capitalized software development costs were $110 million, a decrease of $21 million versus last year and up $10 million versus last quarter.  The increase over last quarter reflects continued development of our future slate.

Capitalized intellectual property costs were $84 million, down $17 million versus the prior year and up $6 million versus last quarter, primarily due to licensing payments for the Marvel and Bond franchises.

In fiscal ‘08, we grew operating income more than five-fold, achieved a record operating margin of 18.4 percent on a non-GAAP basis, exceeding our peak cycle margin goal of 15 percent to 18 percent.  We also ended this fiscal year with a strong cash position and a healthy balance sheet, providing a solid foundation for the future.

Before turning now to our financial outlook, I would like to begin by saying that our outlook represents Activision on a standalone basis and we will provide an updated outlook for the combined Activision Blizzard company after the merger closes.  Further, these are our views as of today and there are a number of internal and external factors that could cause our actual results to differ materially.  I refer you to our most recent 10-K and other filings with the SEC for a full review of our risk factors.

I would also like to highlight two updates to our financial guidance and reporting approach.  First, we announced today that the online functionality for certain key titles to be released in the December quarter of fiscal 2009 and thereafter is expected to become a significant component of game play for certain platforms for which the company will have continuing performance obligations beyond the sale of the game.  As a result, the company expects to begin recognizing a substantial amount of net revenue and cost of sales from these online enabled games over a service period, which we currently estimate to be six months beginning the month after shipment.

We anticipate that a considerable amount of net revenues and earnings that would have been recognized in the fiscal year ending March ‘09 will be recognized later in the calendar year ‘09.  I want to emphasize that this will not impact the economics of our business or our cash flows, although these changes will have a material impact on our fiscal ‘09 GAAP results.

In order to provide comparable year-over-year performance, our non-GAAP results will exclude the impact of the change in deferred net revenues and cost of sales related to those online-enabled key titles on certain platforms.

Additionally, in fiscal ‘09 our non-GAAP results will exclude one-time costs related to the Vivendi transaction.  Also, keep in mind that post-closing of the merger, our combined company’s non-GAAP results will exclude amortization of intangibles, restructuring charges, and discontinued operations, if any.  All these changes are intended to provide our investors full visibility to our underlying operating performance, as they have in the past.

Now for our Q1 outlook — this quarter, we have a strong lineup which we expect will drive revenue and earnings growth over the prior year, despite a more back-end heavy release schedule and one of the most competitive non-holiday quarters we’ve ever seen.  Our first release of the fiscal year will be Quake Wars - Enemy Territory on the Xbox 360 and PS3 in late May.  Next will be our first multi-platform release, Kung Fu Panda, in early June in conjunction with the DreamWorks Animation movie release.  The game is one of our best children’s games and we’ll release on the PS3, Xbox 360, Wii, PS2, NDS, and the PC.

For the Guitar Hero brand, Mike will provide insights into our annual franchise plan later in the call, but in Q1 alone, we have two exciting releases.  In the second half of June, we will release Guitar Hero On Tour exclusively on the Nintendo DS.  This is a truly unique proposition for the DS, a platform that has been on fire over the last year and now boasts a 41 million unit installed base.  Next, we will look to capitalize on the Guitar Hero DS buzz with the launch of Guitar Hero Aerosmith on the PS3, Xbox 360, Wii, and PS2 in bundles and standalone software.  So clearly an exciting quarter for the Guitar Hero franchise.

With this slate, we expect Q1 net revenues of approximately half a billion dollars.  On a GAAP basis, we expect manufacturing and distribution costs of approximately 46 percent of net revenues, and we expect operating expenses, including royalties of about 53 percent.  We expect a tax rate of about 35 percent, which can be used throughout the year.  We project a diluted share count of about 325 million shares and we expect standalone earnings per share of four cents.

Excluding the impact of equity based compensation and one-time costs related to the Vivendi transaction, we expect non-GAAP operating expenses, including royalties, of 43 percent of net revenues and non-GAAP earnings per share of 13 cents.

Now on to our full year outlook.  For fiscal ‘09 on a GAAP basis, we expect net revenues of approximately $2.75 billion.  We expect manufacturing and distribution costs of approximately 43 percent to 44 percent of revenues, and operating expenses including royalties of about 45 percent to 46 percent of net revenues.  We project a diluted share count of about 329 million shares and earnings per share of approximately 72 cents.

Excluding the impact of the change in deferred revenue related to online enabled games, we expect non-GAAP net revenues of $3.1 billion, marking our 17th consecutive year of revenue growth.  We expect non-GAAP manufacturing and distribution costs, which excludes the impact of the change in deferred costs related to certain online enabled games of approximately 42 percent of non-GAAP revenues.

We expect non-GAAP operating expenses, which exclude the impact of equity based compensation, one-time costs related to the Vivendi transaction, and the impact of the change in deferred costs related to online enabled games to be approximately 39 percent of non-GAAP revenues, resulting in non-GAAP earnings per share of $1.30.

While we are providing standalone fiscal ‘09 guidance today, keep in mind that following the close of the Vivendi Games transaction we anticipate that we will be moving from a March to a

December fiscal year-end.  Either way, we expect top and bottom line growth in fiscal ‘09 as well as on a calendar year ‘08 basis.

In summary, fiscal ‘08 was a breakthrough year for Activision and we expect that fiscal ‘09 will be even better.  We are excited about the even greater opportunities long-term afforded by our pending combination with Vivendi Games.  We are on track to complete the transaction, and in terms of next steps, we only have to file and mail our final proxy statement and obtain approval by our stockholders at our special stockholders’ meeting.

Additionally, we are pleased that Blizzard’s business has maintained its momentum.  This combined with our continued business strength positions us well to exceed the industry leading financial goals we have set for the combined company at the time of the deal announcement.

As we embark upon becoming the worlds largest and most profitable pure play video game publisher that is strategically well-positioned for success and has built a solid foundation that should allow us to continue delivering exceptional returns to our shareholders.

I will now turn things over to Mike Griffith, President & CEO of Activision Publishing, who will provide his thoughts on fiscal ‘09.

Mike Griffith:  Thank you, Thomas.  Today, my comments will focus on our updated market projections for calendar 2008, the core tenets that we believe will drive growth in margin expansion, and the strength of our fiscal 2009 product lineup.

First, starting with the market — overall, industry fundamentals are very strong and we expect them to continue to improve.  On March 31, the installed base of hardware in North America for current and next generation systems, including handheld, was 158 million units.  In the first calendar quarter, we continued to see strong hardware sales and we now expect the following increases in North America during the calendar year 2008.

We are estimating PS2 will be up by two million to three million units and PS3 up by three million to four million units.  We expect Xbox 360 growth of four million to five million units, and we expect the Wii to add seven million units.  Finally, we expect handhelds will grow in excess of 11 million units.

Calendar 2008 is an important year for the three new consoles and we expect their hardware installed base will increase this year by more than 60 percent in the U.S. and Europe.  Moving to software, we define our market to include all major platforms in North America and Europe.  In calendar 2007, the software market grew 32 percent and the momentum has continued into calendar 2008.

For the first calendar quarter of 2008, the software market grew 32 percent, which was stronger than anticipated and higher than the 28 percent growth in the first calendar quarter of last year.  Given the strong start to the year, we now expect the combined North America and European software markets will grow in excess of 15 percent in calendar 2008.  We anticipate that overall software market growth will continue to disproportionately reward large proven brand [sizes] broadly across platforms and across geographies.

With respect to software pricing, we continue to be pleased by the consumer and retail acceptance of the current software pricing.  We expect that traditional software launch pricing for the Xbox 360 and PS3 will continue to hold at $59.99 and for the Wii at $49.99.  And we expect to continue to see value-added titles like Guitar Hero command significantly higher pricing.

Of course, pricing decisions will be made on a title-by-title basis and as always, we will monitor pricing conditions closely and remain mindful of competitive practices.

Turning now to Activision, in fiscal 2008 our success was driven by positive industry fundamentals, as well as our strong slate and execution in the U.S., Europe, and Australia.  Our disciplined approach helped us achieve the number one market share position in North America in dollars and created value for our consumers and shareholders.  As we enter the new fiscal year, it is a good time to review the core tenets that we believe will continue to drive sustainable growth and margin expansion.

First and foremost, we are committed to building brand franchises that resonate with consumers.  We’ve built industry leading capabilities to understand our consumers and we continue to turn these insights into a strong portfolio of games and effective marketing programs.

We are focused on driving franchise growth through the annualization of key properties, extending our intellectual property into new opportunities, and building ancillary revenue streams.

A great example of these efforts is the success we’ve had with the Call of Duty franchise.  In fiscal 2008, the Call of Duty brand crossed the $1 billion mark in lifetime sales and the release of Call of Duty 4 drove the fifth consecutive year of revenue growth and margin expansion for the franchise.  The game’s new military theater setting and its strong game quality significantly expanded the franchise to a much broader consumer base, driving it to the number one spot worldwide in units for calendar 2008.  In fact, more than 40 percent of fiscal 2008’s consumers were new to the franchise, which will give us a much stronger base for the current year.

Another driver of franchise growth is our focus on extending our IP in new directions.  In fiscal 2008, we learned that the Guitar Hero franchise is well-suited for all platforms.  On the Wii, it was the only third party release to rank as a top five title during the holiday and life to date through March, Guitar Hero III is still the best selling third-party title on the Wii worldwide.

In addition, we confirmed the expandable nature of this genre as consumers confirmed their interest in new music and new experiences.  Also contributing to franchise growth in fiscal 2008 was the addition of revenues and operating income through downloadable content.  The availability of downloadable music and game content has created a new distribution platform that enables us to significantly extend the life-cycle of our products.

Consumers have already downloaded more than 15 million individual songs for Guitar Hero and the release of the Call of Duty 4 map packs set a new record of more than a million downloads on Xbox Live in the first nine days alone.

Keep in mind we are still just scratching the surface in this area but we expect to see continued growth and emerging opportunities over the long run.

Our second core tenant is to drive our independent studio model as a long-term competitive advantage.  This model allows each studio to maintain its own unique creative culture, which gives us an edge in attracting and retaining key talent and foster strong creativity.

This year we strengthened our development capabilities with the acquisition of Bizarre Creations.  This U.K. based studio is a premiere developer of racing games with a consistent track record of breakthrough quality.  Bizarre is deep in development on two multi-platform titles and we are looking forward to the release of our first new racing IP in fiscal 2010, which already looks very strong.

We also think we have found the right balance between our autonomous studio culture and centralized processes, which drive scale.  Our central technology organization facilitates the sharing of tools and technology, which allows us to leverage best practices across our global organization and improves quality while keeping costs down.

As a testament to our studio model, in fiscal 2008 we delivered the number one and number two best-selling titles worldwide, both of which were developed by our internal studios.  Additionally, we were the only publisher not to delay a single key release this fiscal year.

Our consistency in hitting release windows was driven by two factors.  First, our next-gen console leadership — since the release of the three new systems, we’ve consistently been a top publisher on each platform, strengthening our experience base.  Our internal studio model and the sharing of technology gives us a considerable advantage, especially with regard to PS3 development, an area where others have struggled.

Another factor driving our consistency has been a major improvement in our first party submission rate, which greatly impacts the cost and timing of a release and is determined by how many times you have to submit a title to the first parties for approval.

The improvement has come from the incorporation of significant product testing at our studios, which allows us to begin testing earlier and enables us to make changes at a less costly time in the development cycle.

In the past year, our first party submission rate per title has been cut in half, with the majority of our titles passing on the very first submission.

Finally, our third strategic tenant is to focus our global resources disproportionately on our top markets and on our top customers.  In fiscal 2008, our focused attention on key retailers in key territories drove revenue and profitability as we increased market share in all 25 of the top retailers around the world, and in 49 of the top 50.

Our growth was also driven by the continued optimization of our supply chain, which resulted in record launch units for Guitar Hero III and the largest hardware launch in the industry’s history.

In fiscal 2009, we still have significant room to grow in our most developed market and with our largest customers.  In particular, we are putting more time and resources against our European consumer marketing, category management, and in-store execution activities as the international markets represent a major growth opportunity for the company in the next 12 months.

In total, we believe these three core tenants — driving franchise growth, strengthening our internal studio model, and focusing where it matters most, will continue to provide Activision with solid foundation for growth and margin expansion over the long-term.

Turning specifically to our annual plan, fiscal 2008 was the best year in the company’s history and we expect that fiscal 2009 will be even larger.  This year there are a number of levers that will drive our growth and margin expansion.  From a market perspective, our proven titles will benefit from a 60 percent increase in the next-gen hardware install base and leverage the robust software market, which is expect to grow by more than 15 percent year over year.

From an Activision perspective, we will launch the largest lineup in the company’s history with a 25 percent increase in SKUs year over year.  Our lineup will be anchored by our strongest brands with a major focus on the top selling franchises worldwide in fiscal 2008, Guitar Hero and Call of Duty.

In 2009 for Guitar Hero, we plan to nearly triple the number of SKUs versus year ago, quadruple our local song content for Europe, more than triple downloadable song content, more than double our in-store kiosk presence, and once again lead hardware innovation and supply.

In Q1, as Thomas said, we will launch Guitar Hero: Aerosmith worldwide, addressing pent-up demand from our 19 million users for more music and venues on the PS3, PS2, Xbox 360, and Wii.  We will also launch in Q1 Guitar Hero: On Tour, a breakthrough peripheral based game for the Nintendo DS that brings the Guitar Hero experience to the 41 million DS users in North America and Europe so they can play Guitar Hero anywhere, anytime.  Nintendo has been impressed with this innovation and part of our launch will include selling the game bundled with Nintendo DS hardware.

And for the holiday, we’ll provide a significant leap forward in innovation for Guitar Hero worldwide on all platforms, including the PS3, PS2, Xbox 360, Wii, and again on the DS.  We’ll provide more information detailing the specific innovation in a couple of weeks.

For Call of Duty, we’ll bring the intensity of the recent Call of Duty - Modern Warfare title to yet a new military theater, to engage our significantly larger user based, which nearly doubled last year as new users came into the franchise.

We’ll launch on all four platforms we participated on in fiscal 2008 plus we will launch on the PS2 and the Wii.  We’ll drive catalog sales of downloadable maps and enhanced Call of Duty 4 retail SKUs.

In fiscal 2009, we also have an aggressive movie slate.  For DreamWorks, we’ll launch Kung Fu Panda in Q1; we’ll launch Madagascar 2 - Escape to Africa in Q3; and we’ll launch Monsters versus Aliens late in the fiscal year, supported by the first DreamWorks film to be developed in 3D from inception.  These three movies look to be strong and our games for all three are in very good shape.

In addition to the strong DreamWorks slate, we look forward to launching Bond: Quantum of Solace in Q3, concurrent with the movie.  This game uses the Call of Duty 4 engine and technology to bring Bond games to a new level.

Turning now to superheroes, we’ll launch Spider-Man - Web of Shadows for the holiday, plus we’ll release the sequel to our successful Marvel Ultimate Alliance later in the year.

As for Tony Hawk, we are reinventing Tony from the ground up.  We currently have two independent developments underway.  This year we’ll launch the first of these as an exclusive Nintendo DS title that utilizes new technology not yet seen on the DS.  The second release will launch in fiscal 2010.  This title will have two years in development to deliver the kind of breakthrough this franchise needs.  For competitive reasons, we’re not going to talk about it today but we are very bullish on the kind of innovation this will bring and this will not be your father’s Tony Hawk.

As an organization, we continue to exceed our articulated growth goals, expand our balanced portfolio, strengthen our product development capabilities, and focus on our largest opportunities in order to maximize our objective of continued annual growth.

And Activision has never been stronger or more profitable.  Our record performance this year highlights the long-term financial performance that the entertainment industry has to offer and there are few companies in any sector better positioned for the future than Activision.

Thank you very much for your time today and on behalf of everyone at Activision, thank you and we’d be happy to take your questions.

Operator:  It looks like our first caller will be Tony Gikas with Piper Jaffray.

Tony Gikas:  Good afternoon, guys and I’m speechless about your performance but congratulations.  A couple of questions — could you talk a little bit about what percent of revenues might be deferred due to the change in your accounting policy for the online enabled games?

Second question, where do you think your market share can go in the U.S. and international?  It still looks like there’s a lot of room on an international basis.  And could you maybe just talk a little bit about the revenue growth for Guitar Hero on a year-over-year basis expected for fiscal ‘09?

Thomas Tippl:  Let me take the first piece on the deferral; we expect most of our “triple A” titles as of the holiday season to receive the kind of innovation that will imply that we will have to defer the revenue and the current projection we have based on the launch timings is that we will have about $350 million of deferred revenue at the end of the fiscal year, and about $200 million of operating income deferred.

Mike Griffith:  Your question on market share and growth of the Guitar Hero franchise, they are somewhat related.  I think obviously we’ve been pleased with our market share growth in North America and worldwide over the past year but this continues to be a fragmented opportunity and we see a lot of room for growth on our share, even in our strongest customers and our strongest markets.  So we’ve got a lot of upside and solid building blocks to continue to exploit that.

And on Guitar Hero specifically, as you point out, there’s obviously a major opportunity for growth in Europe.  If you look at the trends for Guitar Hero in North America and Europe, Europe is tracking a year behind North America and if you compare them year over year, Europe looks about like North America looked a year ago.

So we, with significantly more effort on local content and in-store theater, have expectations to significantly grow our European share on Guitar Hero and overall we expect the franchise to grow year over year.

Tony Gikas:  Do you think that your European share, which I think you quoted around seven percent, could that double over the course of the next year?

Mike Griffith:  Well, we certainly are focused on driving as hard and as fast as we can and we’ve got a lot of strong building blocks in place and are very optimistic about growth in Europe, but I do not think we’re going to get into the specific country by country goals that we’ve set.

Bobby Kotick:  One thing, Tony, though to bear in mind is the combination of the DS opportunity in Europe, which is a significant one, all the innovation that we have and all the new content that we are creating for key local markets, and then James Bond, which historically has done better outside of the U.S. than in the U.S., those are great tools for us to continue to really expand our publishing capabilities in international markets.

And then post transaction, the unique brand value that Blizzard has and more importantly, the institutional knowledge that they’ve built on how to address markets like Korea and China, should be useful for us with our own products.

Tony Gikas:  OK, and then maybe just a last question — any more specifics on the timing of the close of the transaction with Vivendi?

Thomas Tippl:  As we said, at this point we are on track and our intention is to close by the end of the first half, as we said before.

Tony Gikas:  OK.  Good luck, guys.  Thank you.

Operator:  Moving on, we’ll take our next question from David Joseph with Morgan Stanley.

David Joseph:  Hi everyone. I guess I’ve got two questions; they might even be annoying but let me try them.  So looking at — trying to get my arms around your guidance, which implies I think about seven percent growth of fiscal ‘09 and maybe try and even look at it on a calendar basis, it seems that it implies maybe roughly about 20 percent growth, which would imply gain share versus the 15 percent market growth.  But a lot of that for Activision is really front-end loaded with the 93 percent growth we saw in the first calendar quarter.  So I’m just trying to understand if you expect to — I guess back to the prior question — gain share throughout the rest of the year or is growth really going to decelerate dramatically as we kind of get into the more difficult comparisons and maybe you’ll — you might even grow in line with the market or lower.

The second question is you mentioned the online gaming, you were mentioning there are some titles launching and therefore the deferred revenue in the fourth quarter, with some specific performance obligations.  So it does sound like there is something specifically in mind there and I’m just wondering, are we going to be expecting some of the titles that you have in your arsenal today to go online or are there some new titles we can expect?

And lastly, this is a quick technical question, you’re going to provide guidance for the combined merger after the deal closes.  Is it going to be before the tender or afterward?  Thank you.

Thomas Tippl:  OK, I think I’ll take all three of those.  First of all, we have provided guidance today for the fiscal year as well as the first quarter, as we usually do.  So at this stage we are not going to get into providing guidance for each and every quarter.  I think we’ve provided the additional perspective that we also expect to grow on a calendar year basis, so I think this should get you pretty close.

One thing I would say is that we have a stronger slate in Q4 fiscal ‘09 than what we had over the last couple of years, so that is another thing that you may want to keep in mind.  As you know, for example, we have one of the DreamWorks movies coming out then and then we have other releases as well scheduled for Q4.

With regard to the question on what is different in product innovation, as Mike said some of the innovation that we are bringing to Call of Duty as well as Guitar Hero and some of the franchises that we are launching for the first time, like Bond, we are not yet ready to reveal but those are principally the drivers behind the change for those titles and why we have to defer.

So the online features will be significantly enhanced and we will provide some additional services that we have not provided in the past that are no longer inconsequential and as a result, we are moving to this approach.

And then lastly with regard to providing updated guidance for the merger, we will do that after the merger closes.  We have not yet made a decision on an analyst day or a specific date but we will keep you posted obviously before we get to that point.

David Joseph:  Great.  Thank you.

Operator:  We’ll take our next question from Mark Wienkes with Goldman Sachs.  Mr. Wienkes, your line is open.  If you are on a speakerphone, would you please check the mute function?

Kristin Southey:  Why don’t we move to the next question?

Operator:  Hearing no response, we’ll move on.  We’ll take our next question from Jeetil Patel with Deutsche Bank.

Jeetil Patel:  A couple of questions — I guess if you take the implicit numbers from the Vivendi deal announcement of $1.20 in calendar ‘09 and your guidance for fiscal ‘09, is it safe to assume that the $1.20 looks more like $1.30 to $1.35 now, given the robust year that you are seeing for the upcoming fiscal year?

And then secondly, I guess now that the stock is through the $27.50 tender nicely, is there any plan — are there any plans to revisit the tender offer price since it is kind of null and void at this point?  And then I have a quick follow-up.

Thomas Tippl:  On guidance post-merger, as I said, we’ll update that post-close when we know exactly how the timing is going to fall, so we’ll provide you then numbers for the stub year, a combined period ‘08 as well as an update on ‘09.  Obviously it is very encouraging that we believe on a standalone basis we can get to $1.30 for our fiscal ‘09 and that obviously bodes well for our ability as a combined company to exceed the goals we’ve set previously.

With regard to the tender, we have an existing business combination agreement with Vivendi that contemplates a self-tender at $27.50, and at this time, there is really no update to that.

Jeetil Patel:  OK and I guess on the business as you look at Guitar Hero, what have you learned in terms of the last six to nine months in terms of peripherals and new add-on instruments being successful out there?  Has that peaked your interest in launching into an area such as drums in the marketplace or are you still in a wait-and-see or evaluation mode?  Thanks.

Mike Griffith:  I think on Guitar Hero, we’ve learned a couple of important things and one of them is that the opportunity is very expandable.  And we’ve seen, as we’ve started on this franchise on PS2 only and then have expanded onto other platforms, including being a top-selling title on the Wii, the only third-party publisher to achieve that.  Now obviously our plan’s to also expand into the DS.

We are seeing that there is what we would characterize at this point is still a strong appetite for more music, more experiences, more venues.  So I think it bodes well for where the franchise goes in the future.

We’ve got a lot of activity.  We’ve put a lot of additional development resources, a lot of additional music licensing resources, additional hardware/supplier resources against the title to fuel growth over our next year.

We are excited by the increased variety, musical content, and innovation we’re bringing.  We do expect a leap forward in innovation with our holiday launch and we are about two weeks away from providing very specific details on that.

Jeetil Patel:  If I may, I guess the legacy platform that you’ve built out around Guitar Hero, is the technology extendable so that you can add another peripheral without having to go through buying content or allowing kind of the technology all over again, or is there — would that — would you have to do something different all together if you added new peripherals.

Mike Griffith:  I think we’ll make a pretty comprehensive announcement in a couple of weeks about what the next step innovation is on the brand and I think that will provide some additional clarity.

Operator:  And we’ll take our next question from John Taylor with Arcadia Investments.

John Taylor:  I’ve got a couple of questions as well.  I wonder if you could quantify for us what the revenue impact of the direct downloadable content was last year and kind of what you expect that to be in fiscal ‘09.  That is the first question.

The second question, probably for you, Thomas, product creation costs, I think you gave us.  We can work that out.  What do you expect it to be in ‘09?  So kind of how you are thinking about that specific total dollars going into product creation in the fiscal.

And then a couple of questions on Guitar Hero, going at it a different way; I wonder if you could talk about the split, software versus bundle last year or what you think it might be this year, or maybe the revenue split between North America and international.  Because you’ve just been knocking the cover off the ball on that thing and I think there’s — a lot of the questions suggest that people are concerned about the growth driver there, so maybe help us break that down a little bit into some segments.  That would be great.

And then the last thing is, I think this might be the first time you’ve mentioned the Guitar Hero bundle for DS.  Maybe talk a little bit about that and the impact that might have on margin.  Are you selling it to Nintendo?  Are they then bundling it and selling it, or do you guys book the whole amount for that?  Thanks.

Mike Griffith:  Let me pick off the book-ends and Thomas will take the middle.  On downloadable content, last year we did about $15 million in revenue on downloadable content.  In 2009, we’ll probably do about 20 to 25, so again we expect some regular growth but still in the early days of the opportunity.

On the Guitar Hero split, between bundled hardware and software, I guess what I would tell you is that we continue to put a lot of energy against innovation on both hardware and software, so we expect to continue to drive hardware sales as well as software sales.  I do not think we’re going to split out exactly where we see it going but we’ve got a lot of effort against strong innovation on both side of the fence there.

And similarly in North America and Europe, I think as you pointed out, our split this year was weighted very heavily toward North America.  You could certainly expect that we’ve got our eyes on at least our corporate average split between North America and Europe, so that would say there’s a sizable upside opportunity on Guitar Hero in Europe and why we are putting a lot of energy against localized song content and the DS and Wii, which are strong platforms for Europe.

On the DS itself, it is a product that is a peripheral-based piece of hardware that comes with software, so it plugs into the DS unit to create the frets, if you will, like guitar buttons that then will work in combination with the DS hardware.  We will launch primarily in a traditional way with bundled our own hardware and software so that fret, button-pushing peripheral plus our software will be our primary retail unit.  But we are also supplementing our launch with a cooperative effort with Nintendo, where we are bundling their hardware and our software together.

Thomas Tippl:  OK, and then on your question on product creation costs, we see that next year somewhere in the 21 percent to 22 percent range, which is pretty close to where we were historically and just slightly below where we were last year.

Bobby Kotick:  And one more thing to just follow-up on something that Mike said about how integral hardware innovation and software innovation are as a combined effort.  If there’s anything that we’ve learned over the last few years now is that we have a unique competitive advantage in the resources in our hardware combined with the very best software development resources.  And what we are doing now is rolling out development of additional SKUs and software related to Guitar Hero to some of our other studios.  A few have been engaged in it so far but the leverage that we have of having thousands of people in the studio organization is now going to be brought to bear on the Guitar Hero franchise and that is an important shift for us

John Taylor:  OK, great, thanks.  Let me put one more in here, if I can — is the ad spending, whatever in-game ad and stuff, is that in the direct digital download number or is that on top of that?

Mike Griffith:  No, that is separate from that and I think we expect in-game advertising in the $10 million to $15 million range this year.

John Taylor:  OK, great.  Thank you.

Operator:  And we will try again with Mark Wienkes from Goldman Sachs.

Mark Wienkes:  Apologies for that earlier.  First, I have noticed you were not involved in a couple of recent licensing deals, I guess one was the calendar 2010 DreamWorks movie and then another one with Marvel.  I am just wondering, is it signaling a shift away from licensing at all or just away from those genres or was it just that the competitive bidding took the economics to somewhere you did not want to go?

Mike Griffith:  I think on Marvel, you are probably referring to Iron Man, which quite some time ago when we extended our rights with Spider-Man and X-Men, we chose to focus on those properties.

On DreamWorks, we have got a great relationship with DreamWorks and we have got a long-term deal that covers many properties, as you know, including three titles this year that we are very excited about.

So when we look at this, we are interested in long-term relationships with our licensed properties and our strategy usually does not compel us toward single titles, so we are focused on maximizing the current DreamWorks arrangement.

Mark Wienkes:  OK.  And I was wondering if you could share your thoughts as to the competitive landscape in the Asian MMO field right now, I guess specifically regarding The9 and their offerings, or overall I guess, and how you see that market maturing.

Bobby Kotick:  I think it is probably best for us not to comment on that right now because of the pending transaction, and give you more insight post-closing.  I would say overall, Blizzard has reported independent of us that they continue to see an increase in the subscriber base and I think we should probably leave it at that.  They’ll probably give an update at some point between now and the close.

Mark Wienkes:  Great.  Thank you.

Operator:  Moving on, we will hear from Ralph Schnackart with William Blair.

Ralph Schnackart:  Good afternoon.  Congrats on the performance again.  As you have had more dialog now with the folks at Vivendi and Blizzard, I was wondering if there is additional incremental opportunities or benefits that you’ve uncovered that you wish to share.

Secondly, I was wondering on the underperforming assets that you will acquire, specifically Sierra, any changes on thoughts on that asset?

And last, Thomas, if you could give us FX in the quarter.  Thanks.

Bobby Kotick:  Let me start with a couple of the things since our last conference call that we have seen and as we have been planning for the integration.  I would say probably the number one most important thing has been really getting a sense institutionally of how we might leverage the knowledge and experience that the Blizzard folks have generally online and then specifically in Korea and in China, and we think that will continue to be a great opportunity for us as we leverage our own franchises in those markets.

I would say the other thing that we are seeing some product surprises, things that were being developed not in Blizzard, that we think have some positive consumer appeal.

And then I would say one other sort of unanticipated benefit that we can envision of the transaction has been how supportive it seems Universal Music will be of our Guitar Hero initiatives, particularly in the international markets.

Kristin Southey:  Operator?

Operator:  At this time, we have time for one more question; we will hear from Edward Williams with BMO Capital Markets

Edward Williams:  Good afternoon and congratulations on a great year.  Bobby, just to follow-up on a couple of those questions with regard to the international, as well as adopting some of the MMO economics or business model to Activision properties.  First of all with international, what is your thought with regard to the growth rate that we will see for the market as a whole in Europe versus North America?  Is there much of a variance in calendar ‘08?

Bobby Kotick:  Well, Mike got into the details on market growth.  I would say the one thing that I would point out that Mike pointed out is the opportunity for Guitar Hero and particularly in Europe.  We have not had the benefit of enough local content.  We have not had the benefit of the unique market insights that I think we have now gained being in those markets.  I do not think we have had the same retail penetration or presence in the U.K., France, and Germany that we have in the U.S.

And as Mike pointed out, the phenomenon of Guitar Hero is about a year behind in Europe as compared to the U.S., and so we are starting to see that enthusiasm take hold as the installed base of hardware grows.  I think we are exceptionally well-positioned and I would not underestimate the importance of DS in our strategy internationally because there is such a large and growing installed base of DS hardware, particularly in Europe.

Edward Williams:  OK, so should we see international publishing grow at a faster rate in FY09 than the North American publishing, in part from Guitar Hero internationally?

Mike Griffith:  I think that would be a safe assumption.

Edward Williams:  And as you look at international growth, how much of the accelerated growth do you think will come from product that is specific to the markets?  You know, the songs geared towards the European market versus infrastructure build-outs?  Do you see the need to add direct sales efforts in more countries than you are currently in right now or are you fairly set now and you just need to get your product geared towards the markets?

Mike Griffith:  I think the infrastructure is there, which we’ve built steadily over the last few years, so I think it is going to take advantage of the existing infrastructure that has already built the European business broadly across the company.  We will obviously be doing more localized content to take advantage of local pace but our total Europe is going to be broad-based and a portfolio of products across the company.  So I would not, I would not think of it in terms of anything that has to be done on an unusual basis, especially for one market.

Edward Williams:  And then going back to looking at what Blizzard brings and some institutional knowledge that you will pick up with bringing them within Activision, how long do you think it might take to apply some of those — that skill-set to the Activision portfolio of products?

Bobby Kotick:  I would say this, just again in the planning process, we’ve been learning a lot more about how they go to market in places like Korea and China and the complexities of providing customer service and support in those markets, what you need in terms of infrastructure, network infrastructure.  There is a whole host of things I think that has already been valuable for us.  As we complete the transaction and move towards integrating a lot of what we’ve learned from the planning process, I think we will be able to capture even more of that institutional knowledge and translate it into product opportunities over the next few years.

But through the planning process, it has been incredibly helpful and insightful and not just in things that we can do but maybe in some cases in directions that we were moving where it became apparent that maybe we should not be moving in some of those directions.  So they have had the benefit of also a lot of what not to do in these markets.

Edward Williams:  OK, great.  Well, thank you very much and congratulations again.

Bobby Kotick:  Thank you.

Operator:  At this time, I will turn the conference back over to Ms. Southey for any closing or additional remarks.

Kristin Southey:  OK.  Well, on behalf of everyone at Activision, we thank you for your time and consideration today and we look forward to talking to you in the future.

Operator:  Once again, that does conclude our conference.  Thank you all for joining us today.

END